UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2008

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102 -5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In light of recent events regarding Lehman Brothers Holdings Inc. (“Lehman”), American International Group, Inc. (“AIG”), Washington Mutual Inc. (“WM”), the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”), The Phoenix Companies, Inc. (the “Company”) provides disclosure regarding its holdings in its fixed income portfolio related to these companies and their affiliates as of September 19, 2008. The Company’s fixed income portfolio had approximately $11.4 billion in assets as of September 19, 2008.

Phoenix Fixed Income Portfolio

Amortized Cost as of September 19, 2008

($ in millions)

	Lehman	AIG		WM	FNMA	FHLMC
GICs	—	—		—	—	—
Senior Debt	$7.2	$20.3	[1]	$12.8	—	$26.5
Subordinated Debt	$8.9	$12.4	[2]	$7.7	0.3	—
Preferred Stock	—	—		—	—	—
Common Stock	—	—		—	—	—
CDS	—	—		—	—	—
Securities Lending	—	—		—	—	—
Commercial Paper	—	$12.2	[3]	—	—	—
Derivatives	—	—		—	—	—

Total	$16.1	$44.9		$20.5	$0.3	$26.5
% Total Fixed Income Assets	0.14%	0.39%		0.18%	0%	0.23%

Amount in Closed Block	$11.8	$19.0		$10.8	—	$21.7

[1]	Includes approximately $10 million of AIG medium term notes and $10.3 million of International Lease Finance Corp. debt
[2]	Hartford Steam Boiler (HSB) capital notes
[3]	International Lease Finance Corp.

In addition, the Company has no reinsurance agreements with AIG as of September 19, 2008.

* * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: September 19, 2008	By:	/s/ Tracy L. Rich
	Name:	Tracy L. Rich
	Title:	Executive Vice President,
General Counsel and Secretary